Bentley Park 2 Holland Way	News Release
Exeter, NH 03833-2937
Tel: 603.658.6100
Fax: 603.658.6101/6102
www.bentleypharm.com
Contact:
Bentley Pharmaceuticals, Inc.
Jean DeRoche
FOR IMMEDIATE RELEASE	603.658.6136 jderoche@bentleypharm.com

Sharon Merrill Associates
Jim Buckley
Executive Vice President
617.542.5300
bnt@investorrelations.com
Bentley Pharmaceuticals Reports $0.10 Diluted EPS on Record Revenues of
$31.4 Million in the First Quarter of 2007
     EXETER, NH, May 1, 2007 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company, today reported financial results for the three months ended March 31, 2007.
     First quarter 2007 consolidated revenues increased 11% (2% in constant currency) to $31.4 million from $28.3 million in the first quarter of 2006 despite reduced selling prices on the Company’s Spanish pharmaceutical products. As previously reported, the Company was required by recently enacted legislation in Spain to lower prices on a majority of its generic portfolio effective March 1, 2007. The Company chose to accelerate the implementation of these price reductions to February 1, 2007 on select products as a tactic to improve market share in Spain. This measure resulted in an increase in volume sufficient to offset the effect on revenues of lower pricing for the quarter. Licensing and collaboration revenues increased $0.6 million to $2.3 million, primarily from increased royalties from Testim® sales. Gross margins on net product sales were 45.4% in the first quarter of 2007 compared to 51.3% in the first quarter of 2006. The reduction in gross margin resulted from lower pricing and a $0.3 million inventory write-down on U.S. generic inventories. Consolidated gross profit for the quarter increased slightly to $15.5 million from $15.3 million reported in the first quarter of the prior year.
     Operating income increased 26% to $4.2 million from $3.4 million reported in the same quarter of the prior year. The increase primarily resulted from a $1.4 million increase in the operating income reported by the Company’s Drug Delivery business partially offset by a $0.5 million reduction in the operating income reported by its Specialty Generics business. The higher operating income for Drug Delivery was attributed to increased royalty revenues along with lower general and administrative expenses, namely consulting and compensation expenses. Also contributing to the improvement in Drug Delivery operating income were lower research and development expenses resulting from the timing of clinical trials and reduced compensation expenses. The reduction in operating income for the Specialty Generics business was primarily related to increases in sales and marketing expenses, research and development expenses, and reduced gross profit, partially offset by the absence of the litigation expenses reported in the first quarter of 2006.
     Pre-tax income for the first quarter of 2007 increased 25% to $4.4 million from $3.5 million reported in the comparable period of 2006. The provision for income taxes declined 13% to $2.1 million from $2.4 million reported in the first quarter of 2006 as the result of lower pre-tax income in the Specialty Generics business and reduced statutory tax rate for that business segment. Pre-tax income of the Specialty Generics business segment for the first quarter was $5.9 million compared to $6.3 million in the prior year period. The effective tax rate for the Specialty Generics business in the first quarter was 35% compared to 38% in the same period of the prior year. For the purposes of determining the provision for income taxes pre-tax losses generated by the Drug Delivery business segment do not offset pre-tax income generated by the Specialty Generics business segment. Accordingly, pre-tax losses in the Drug Delivery business, which reduce consolidated net income, have the effect of increasing the consolidated effective tax rate for GAAP reporting purposes. The Company’s consolidated effective tax rate for the first quarter was 47% compared to 67% in the same period of the prior year, primarily due to the reduction in losses generated by the Drug Delivery business.
     Net income for the first quarter of 2007 was $2.4 million, or $0.10 per diluted share, compared with $1.2 million, or $0.05 per diluted share reported in the first quarter of 2006. Fluctuations in foreign currency provided a benefit of $0.01 per share compared with the first quarter of 2007.
     Bentley’s results by operating segment for the first quarter of 2007 and 2006 were as follows:

(in thousands)	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Revenues	$29,228	$2,163	$31,391	$26,643	$1,635	$28,278
Cost of net product sales	15,897	—	15,897	12,933	—	12,933

Gross profit	13,331	2,163	15,494	13,710	1,635	15,345
Operating expenses	7,514	3,760	11,274	7,362	4,629	11,991

Income (loss) from operations	5,817	(1,597)	4,220	6,348	(2,994)	3,354
Other income (expenses), net	112	109	221	(14)	207	193

Income (loss) before income taxes	5,929	(1,488)	4,441	6,334	(2,787)	3,547
Provision for income taxes	2,081	—	2,081	2,393	—	2,393

Net income (loss)	$3,848	$(1,488)	$2,360	$3,941	$(2,787)	$1,154

EBITDA	$7,262	$(1,405)	$5,857	$7,467	$(2,833)	$4,634

     The Company uses both GAAP and certain non-GAAP measures to assess performance. The Company’s management believes these non-GAAP measures may also provide useful supplemental information to investors in order that they may evaluate Bentley’s financial performance using the same measures as management. The Company’s management believes that, as a result, the investor is afforded greater transparency in assessing the Company’s financial performance. These non-GAAP financial measures should not be considered as a substitute for, nor superior to, measures of financial performance prepared in accordance with GAAP.

     Set forth below is a reconciliation of “EBITDA” to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP.

(in thousands)	For the three months ended March 31,
	2007			2006
	Specialty	Drug		Specialty	Drug
	Generics	Delivery	Consolidated	Generics	Delivery	Consolidated
Net income (loss)	$3,848	$(1,488)	$2,360	$3,941	$(2,787)	$1,154
Provision for income taxes	2,081	—	2,081	2,393	—	2,393
Interest expense (income)	(20)	(112)	(132)	14	(207)	(193)
Depreciation & amortization	1,353	195	1,548	1,119	161	1,280

EBITDA	$7,262	$(1,405)	$5,857	$7,467	$(2,833)	$4,634

     EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization. The Company uses EBITDA as a supplemental financial measure of its operational performance. Management believes EBITDA to be an important measure as it excludes the effects of items which primarily reflect the impact of long-term investment decisions, rather than the performance of the company’s day-to-day operations. The Company believes that this measurement is useful to measure a company’s ability to service debt and to meet other payment obligations or as a valuation measurement. As compared to net income according to GAAP, this measure is more limited in scope because it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the company’s business. Management evaluates those items through other financial measures such as capital expenditures and cash flow provided by operating activities.
     Significant components of Bentley’s revenues for the first quarters of 2007 and 2006 are summarized below:
     For the three months ended March 31, 2007:

	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$551	$3,870	—	—	$4,421	14%
Simvastatin	366	1,339	—	—	1,705	6%
Enalapril	1,314	391	—	—	1,705	6%
Paroxetine	449	897	—	—	1,346	4%
Codeisan	1,270	—	—	—	1,270	4%
All other products	3,046	4,182	275	957	8,460	27%
Sales to licensees and others	—	—	3,670	6,537	10,207	32%
Licensing and collaborations	—	—	114	2,163	2,277	7%

Total Revenues	$6,996	$10,679	$4,059	$9,657	$31,391	100%

% of Q1 2007 Revenues	22%	34%	13%	31%	100%

     For the three months ended March 31, 2006:

	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$629	$4,383	—	—	$5,012	18%
Simvastatin	444	1,471	—	—	1,915	7%
Enalapril	918	723	—	—	1,641	6%
Paroxetine	377	816	—	—	1,193	4%
Codeisan	852	—	—	—	852	3%
All other products	2,615	3,224	310	357	6,506	23%
Sales to licensees and others	—	—	2,626	6,825	9,451	33%
Licensing and collaborations	—	—	73	1,635	1,708	6%

Total Revenues	$5,835	$10,617	$3,009	$8,817	$28,278	100%

% of Q1 2006 Revenues	21%	37%	11%	31%	100%
     Cash, cash equivalents and marketable securities totaled $20.6 million at March 31, 2007, and $15.6 million at December 31, 2006. The Company invested $2.0 million in capital additions in the first quarter of 2007 compared to $3.3 million in the first quarter of 2006. The Company reaffirms its previous guidance that capital expenditures would be between $13.0 million and $16.0 million and research and development costs would be between $15.0 million and $16.0 million during 2007.
     John Sedor, president of Bentley, commented “I am very pleased with our performance for the quarter. We are meeting the challenge of price reduction mandates in Spain by implementing competitive marketing tactics to increase market share, introducing new products, and exploring cost reduction strategies. Our record revenues for the quarter were the result of increasing sales volume despite the price reductions that went into effect during the quarter. While we may experience further pricing pressures during the year, the Spanish market is a significant generic market in Europe with a higher than average projected growth rate. Bentley’s sales force and vertical integration make it a highly competitive player in this attractive marketplace.”
     Sedor added, “At the same time, our Drug Delivery business has produced exciting results. Testim royalties increased as we continue to see that product gain market share. Our Nasulin™ Phase II trials are progressing with initiation of trials in India. I was pleased to see our Nasulin™ abstracts were selected for presentation at the American Diabetes Association on June 22, 2007 in Chicago, Illinois. These are substantial accomplishments for the Company and will drive future value to our shareholders.”
     Management will host a conference call to discuss the first quarter 2007 results and provide a business update at 10:00 A.M. EDT on May 1, 2007. To participate on the live call, please dial (888) 332-7254 from the U.S. and Canada or, for international callers, please dial (973) 582-2856 (access code 8259328), approximately 10 minutes prior to the scheduled start time. A telephone replay will be available for 30 days by dialing (877) 519-4471 from the U.S. and Canada or (973) 341-3080 for international callers (please reference reservation number 8259328). The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com. Please go to the Company’s web site approximately 10 minutes prior to the scheduled start time to register. A replay of the conference will also be available on Bentley’s web site for 30 days.
     Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and generic pharmaceutical products. Bentley’s proprietary drug delivery technologies enhance the absorption of pharmaceutical compounds across various membranes. Bentley manufactures and markets a growing portfolio of generic and branded generic pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and central nervous system diseases through its subsidiaries — Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland. Bentley also manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.
     Additional information regarding Bentley Pharmaceuticals may be obtained through Bentley’s web site at www.bentleypharm.com.
     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements, including without limitation statements regarding Bentley’s plans to mitigate recently enacted pharmaceutical price reductions in Spain, the prospects for growth of the specialty generics business in and outside of Spain and for cost reduction measures, Bentley’s plans to continue increased spending on research and development and capital investments in 2007, and the prospects for further clinical development of Bentley’s intranasal insulin program. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials, the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, international operations, and other uncertainties detailed under “Risk Factors” in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.
(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Income Statements

	For the Three Months Ended
(in thousands, except per share data)	March 31,
	2007	2006
Revenues:
Net product sales	$29,114	$26,570
Licensing and collaboration revenues	2,277	1,708

Total revenues	31,391	28,278

Cost of net product sales	15,897	12,933

Gross profit	15,494	15,345

Operating expenses:
Selling and marketing	4,445	4,139
General and administrative	3,646	3,904
Research and development	2,675	2,908
Litigation settlement	—	604
Depreciation and amortization	508	436

Total operating expenses	11,274	11,991

Income from operations	4,220	3,354

Other income (expenses):
Interest income	182	253
Interest expense	(50)	(60)
Other, net	89	—

Income before income taxes	4,441	3,547

Provision for income taxes	2,081	2,393

Net income	$2,360	$1,154

Net income per common share:
Basic	$0.11	$0.05

Diluted	$0.10	$0.05

Weighted average common shares outstanding:
Basic	22,293	21,954

Diluted	22,534	23,807

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except per share data)	March 31,	December 31,
	2007	2006
Assets

Current assets:
Cash and cash equivalents	$20,081	$12,424
Marketable securities	524	3,177
Receivables, net	33,496	32,963
Inventories	16,650	16,279
Deferred taxes	1,095	1,049
Prepaid expenses and other	2,101	1,798

Total current assets	73,947	67,690

Non-current assets:
Fixed assets, net	49,916	48,556
Drug licenses and related costs, net	16,260	16,026
Restricted cash	1,000	1,000
Deferred taxes	167	240
Other	922	844

Total non-current assets	68,265	66,666

	$142,212	$134,356

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$15,724	$14,566
Accrued expenses	12,201	9,704
Short-term borrowings	—	247
Current portion of long-term debt	—	307
Deferred income	1,014	1,045
Other current liabilities	1,987	1,518

Total current liabilities	30,926	27,387

Non-current liabilities:
Deferred taxes	—	—
Deferred income	4,100	3,899
Other	2,720	2,739

Total non-current liabilities	6,820	6,638

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $0.02 par value, authorized 100,000 shares, issued and outstanding, 22,271 and 22,262 shares	445	445
Additional paid-in capital	140,589	140,030
Accumulated deficit	(46,656)	(49,016)
Accumulated other comprehensive income	10,088	8,872

Total stockholders’ equity	104,466	100,331

	$142,212	$134,356

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